Exhibit 10.3

AMENDMENT NO. 1

TO

EMPLOYMENT AGREEMENT

This AMENDMENT NO. 1 (“Amendment”) to that certain Employment Agreement, dated July 7, 1999 (“Agreement”), by and between Aether Holdings Inc. (the “Company”), as the assignee of Aether Systems, Inc. (f/k/a Aether Technologies International. L.L.C.), and David Oros (“Executive” or “you”), is made on May 5, 2006 (the “Effective Date”).

WHEREAS, the Company and the Executive desire to amend the Agreement in certain respects, in light of changes to the Company’s business that have occurred since the Agreement was originally entered into; and

WHEREAS, the Compensation Committee of the Company’s Board of Directors has reviewed and approved this Amendment and the changes to the Agreement that it will effect.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned agree as follows:

Section 1.               Amendments.

A.            The section of the Agreement entitled “Employment and Duties” shall be amended to add the following additional paragraph after the current paragraph:

If, subsequent to the occurrence of a Trigger Event (as defined in that certain Restricted Stock Agreement by and between you and the Company, dated May 5, 2006), the Board of Directors of the Company (the “Board”) determines that Executive shall no longer serve as Chief Executive Officer, the Board shall give Executive notice that he shall, from the date on which he ceases to hold such position, continue as an employee of the Company, having such title as shall be agreed by the Executive and the Board, and providing such services and having such responsibilities as shall be determined by the Board; provided, that in such position the Executive shall not be required to devote more than 250 hours per year to the business of the Company. The date on which the Executive ceases to serve as Chief Executive Officer and commences the role contemplated by the foregoing sentence shall be the “Transition Date.”

B.            The section of the Agreement entitled “Term of Employment” shall be amended to add the following additional paragraph after the current paragraph:

Notwithstanding anything herein to the contrary, if the Transition Date shall occur, the Term shall be automatically extended without any further action of either party so that it shall end on the third anniversary of the Transition Date.

C.            The Agreement shall be amended to add the following new section immediately following the section entitled “Vacation”:

Arrangements From and After the Transition Date

From and after the Transition Date, the Company shall pay you a Salary of $200,000 annually. You shall remain entitled to receive benefits in accordance with the section entitled “Employee Benefits,” subject to your eligibility under the terms and conditions of applicable plans and programs. The balance of the compensation, benefits and perquisites set forth in this “COMPENSATION” section shall cease to be applicable from and after the Transition Date.

D.            The sections the Agreement entitled “Payments on Termination - By the Company Without Cause,” “Payments on Termination - Upon Death,” and “Payments on Termination - By the Company Because of Disability” shall be deleted in their entirety, and the following shall be added:

By the Company Without Cause, Upon Death, and By the Company Because of Disability

If, during the Term, the Company terminates your employment without Cause or because of your Disability, or if your employment terminates because of your death, the Company will (i) pay the then current premium cost payable by the Company for you to receive any group health or medical benefit you were receiving on the date of your termination for a period equal to three (3) years from the date of your termination, minus the number of complete months, if any, that such termination occurs after the Transition Date, and (y) pay you severance in an amount equal to the Termination Payment (as such term is defined below). The Termination Payment shall be paid to you in a lump sum on the date that is the first regular payroll date (based on the Company’s current payroll practices in effect as of the Effective Date) that is subsequent to seven (7) months after the date of termination (but in any event in accordance with the terms of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)). Unless the Company, determines, in good faith, that any payments described in this paragraph would not violate the provisions of Section 409A(a)(2)(B) of the Code and the Treasury Regulations thereunder (prohibiting certain distributions to “key employees” before six (6) months after the date of separation from service), then such payments shall not be made during such six (6) month period, but rather the cumulative amount of such payments otherwise due and not paid during such six (6) month period shall be made on the first regular payroll date (based on the Company’s current payroll practices in effect as of the Effective Date) that is subsequent to seven (7) months after the date of termination, and the remainder of such payments (if any) shall be made as set forth in this paragraph. The term “Termination Payment” shall mean $600,000, minus the aggregate amount of Salary that the Company has paid to you (if any) from and after the Transition Date through the date of termination of the Term.

E.             The Agreement shall be amended to add the following new section immediately following the section entitled “No Solicitation”:

No Competition

While the Company employs you and to the end of the Restricted Period, you agree that you will not, directly or indirectly, be employed by, lend money to, or engage in an Competing Business within the Market Area. That prohibition includes, but is not limited to, acting, either singly or jointly or as agent for, or as an employee of or consultant to, any one or more persons, firms, entities, or corporations directly or indirectly (as a director, independent contractor, representative, consultant, member or otherwise) that constitutes such a Competing Business. You will not invest or hold equity or options in any Competing Business, provided that you may own up to 3% of the outstanding capital stock of any corporation that is actively public traded without violating this covenant, so long as you have no involvement beyond passive investing in such business. You will not use, incorporate or otherwise create any business organization or domain name using any name confusingly similar to “Aether Holdings Inc.” or any other name under which the Company does business.

If during the Restricted Period, you are offered and want to accept employment with a business that engages in activities similar to the Company’s, you will inform the Board in writing of the identity of the business, your proposed duties with that business and the proposed starting date of that employment. You will also inform that business of the terms of this No Compete covenant. The Company will analyze the proposed employment and make a good faith determination as to whether it would threaten the Company’s legitimate competitive interests. If the Company determines that the proposed employment would not pose an unacceptable threat to its interests, the Company will notify you that it does not object to the employment

You acknowledge that, during the portion of the Restricted Period that follows your employment, you may engage in any business activity or gainful employment of any type and in any place except as described above. You acknowledge that you will be able reasonably to earn a livelihood without violating the terms of this Agreement.

You understand that the rights and obligations set forth in this “No Compete” section will continue and will survive through the Restricted Period.

“Competing Business” shall mean any service or product of any person or organization other than the Company and its successors and assigns or subsidiaries (collectively, the “Company Group”) that competes with any service or product of the Company Group during your employment or upon which or with which you acquire knowledge while working for the Company or the Company Group.

“Market Area” consists of the United States, and you agree that the Company provides goods and services both at its facilities and at the locations of its customers or clients and that, by nature if its business, it operates globally.

F.             The phrase “SECRECY, EXCLUSIVE PROPERTY, OR COPYRIGHTS, DISCOVERIES, INVENTIONS AND PATENTS” in the sections of the Agreement entitled “Maximum Limits” and “Injunctive Relief” shall be amended in each instance to read “NO SOLICITATION, NON COMPETITION, SECRECY, EXCLUSIVE PROPERTY, OR COPYRIGHTS, DISCOVERIES, INVENTIONS AND PATENTS”. Accordingly, the provisions of the “Maximum Limits” and “Injunctive Relief” sections shall be applicable to the “No Solicitation” and “No Compete” sections of the Agreement.

G.            The Agreement shall be amended to add the following new section immediately following the section entitled “Withholding”:

Compliance with Sections 409A of the Code

This Agreement is intended to comply and be construed in accordance with Section 409A of the Code and any rulings or regulations thereunder. In the event that (a) the Company determines that there is an ambiguity with respect to any provision of this Agreement that could cause such provision to be subject to Section 409A of the Code, such ambiguity shall be interpreted and resolved in the manner that the Company deems necessary to avoid the imposition of a tax pursuant to Section 409A and (b) the Company reasonably determines that any amendment to the Agreement is necessary or appropriate in order to avoid the imposition of a tax pursuant to Section 409A of the Code, the Company shall have the right to make such amendment, on a prospective or retroactive basis, in its sole discretion, provided that in any event the Company shall act in good faith to minimize the amount of any reduction in any benefits or compensation paid to or received by you (including either the delay or acceleration in the payment thereof) in order to prevent the imposition of Section 409A from applying to such provision. Assuming the Company concludes that a waiver by the executive of any right to receive a portion of the payments or benefits contemplated by the Agreement would not result in the application of the penalty tax under Section 409A to the Executive (or would permit payments to be made to the Executive more quickly without imposition of any such tax), if the Executive has advised the Company that it desires to waive such right, the Company shall in good faith work with the Executive to implement a waiver in form and substance acceptable to the parties.

Section 2.               Effect of Amendment. Except as set forth in Section 1 of this Amendment, the provisions of the Agreement shall not be amended or altered by this Amendment and shall continue in full force and effect.

Section 3.               Miscellaneous. This Amendment shall be governed by the internal laws of the State of Maryland. This Amendment may be executed in one or more counterparts, each of which when executed and delivered shall be deemed to be an original and all counterparts taken together shall constitute one and the same instrument. This Amendment and the Agreement (as amended hereby) constitute the entire understanding of the parties hereto with respect to the subject matter hereof, and any and all prior agreements and understandings between the parties regarding the subject matter hereof, whether written or oral, except for the Agreement (as amended hereby), are superceded by this Amendment. Any provision of this Amendment which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

End of Page.

Signature Page Follows

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the undersigned parties on the Effective Date.

COMPANY:

AETHER HOLDINGS INC.

/s/ David Reymann
David Reymann, Chief Financial Officer

EXECUTIVE:

/s/ David Oros
David Oros